As filed with the Securities and Exchange Commission on November 1, 2004

Registration No. 333-_____
Registration No. 333-93309

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AND

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOLLAR GENERAL CORPORATION
(Exact name of registrant as specified in its charter)

TENNESSEE	61-0502302
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 MISSION RIDGE GOODLETTSVILLE, TENNESSEE	37072
(Address of Principal Executive Offices)	(Zip Code)

DOLLAR GENERAL CORPORATION CDP/SERP PLAN and DOLLAR GENERAL CORPORATION DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(Full title of the plan)

SUSAN S. LANIGAN SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY 100 MISSION RIDGE GOODLETTSVILLE, TN 37072
(Name and address of agent for service)

(615) 855-4000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Deferred Compensation Obligations (1)	$ 40,000,000 $ 4,000,000	100% 100%	$ 40,000,000 $ 4,000,000	$ 5,068.00 $ 506.80
Common Stock, par value $0.50 per share (4)(5)	650,000 shares 250,000 shares	$18.52 (6) $18.52 (6)	$ 12,038,000 $ 4,630,000	$ 1,525.21 $ 586.62
			TOTAL:	$ 7,686.63

(1) The deferred compensation obligations to which this registration statement relates (the “Obligations”) arise under the Dollar General Corporation CDP/SERP Plan (the “Executive Plan”) and the Dollar General Corporation Deferred Compensation Plan for Non-Employee Directors (the “Directors Plan” and, together with the Executive Plan, the “Plans”) and are unsecured obligations of Dollar General Corporation (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the Plans.

(2) The registered amounts are comprised of (A) $40,000,000 of Obligations and 650,000 shares of common stock, $0.50 par value per share, of the Registrant (the “Common Stock”) for issuance under the Executive Plan and (B) $4,000,000 of Obligations and 250,000 shares of Common Stock for issuance under the Directors Plan.  The Registrant previously registered $10,000,000 of Obligations for issuance under the Executive Plan on Form S-8 (Registration No. 333-93309) on December 21, 1999.  The Registrant will have an aggregate of $50,000,000 of Obligations registered for issuance pursuant to the Executive Plan upon the effectiveness of this Registration Statement.

(3)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933 (the “Securities Act”).

(4)  Includes rights (the “Rights”) to purchase shares under the Registrant’s Rights Agreement dated as of February 29, 2000, that prior to the occurrence of certain events will not be exercisable or evidenced separately from the shares of Common Stock.

(5)  Includes an indeterminate number of shares of Common Stock that may be issuable under the Plans by reason of stock dividends, stock splits or similar transactions in accordance with Rule 416 of the Securities Act.

(6) The proposed maximum offering price per share is based upon the average of the high and low trading prices (U.S. $18.52) of the Registrant’s Common Stock on October 26, 2004, as reported on the New York Stock Exchange Consolidated Tape.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the Participants in the Plans as specified under Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The Registration Statement on Form S-8 of the Registrant, file number 333-93309, as filed with the SEC on December 21, 1999, is incorporated by reference in this Registration Statement and amended to reflect the information contained herein.

The following documents previously filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2004, filed with the SEC on March 16, 2004;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2004 and July 30, 2004 (as amended by Form 10-Q/A filed with the SEC on September 27, 2004), filed with the SEC on May 27, 2004 and August 26, 2004, respectively;

(c)

The Registrant’s Current Reports on Form 8-K, filed with the SEC on October 12, 2004 and October 28, 2004;

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K, filed with the SEC on June 8, 1998, as amended by Amendment No. 1 to Form 8-K filed with the SEC on June 11, 1998; and

(e)

The description of the Registrant’s Rights contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on February 29, 2000.

All documents and reports subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein)

modifies or replaces such statement.  Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4.

Description of Securities.

The following descriptions of the Obligations of the Registrant under the Plans are qualified by reference to the Plans, which are included as Exhibits 4.1 and 4.2 to this Registration Statement.

Dollar General Corporation CDP/SERP Plan

On October 29, 2004, the Compensation Committee (the “Compensation Committee”) of the Registrant’s Board of Directors approved an amended and restated Executive Plan, effective as of November 1, 2004 or as otherwise expressly provided. The Executive Plan consists of a Compensation Deferral Plan (the “CDP”) and a Supplemental Executive Retirement Plan (the “SERP”). Pursuant to the CDP, participants may make annual elections to defer up to 65% of base pay, if the participant has elected to make the maximum non-catch-up contribution to the Registrant’s 401(k) plan, and up to 100% of bonus pay. In addition, the Registrant may make certain matching and discretionary contributions to the CDP on behalf of participants. All participants are 100% vested for all compensation deferrals under the CDP. Pursuant to the SERP, the Registrant makes an annual contribution to all participants who are actively employed by the Registrant on both January 1 and December 31 of a year. The SERP contribution is based on a participant’s base pay and bonus, age and years of service. Registrant contributions made pursuant to the SERP generally vest at the earlier of the participant’s attainment of age 50 or the participant’s being credited with 10 or more “years of service,” or upon termination of employment due to death or “total and permanent disability” or upon a “change in control,” all as defined in the Executive Plan.

The Obligations are general unsecured obligations of the Registrant to pay certain retirement benefits and deferred compensation in the future in accordance with the terms of the Executive Plan from the general assets of the Registrant, and rank pari passu with other unsecured indebtedness of the Registrant from time to time outstanding.

The amount of retirement benefits and deferred compensation owed to participants pursuant to the Executive Plan equals the amount of compensation deferred by each participant in accordance with his or deferral election under the CDP and the amount of the Registrant’s contributions under the CDP and/or the SERP to each participant’s account in accordance with the terms of the Executive Plan, all adjusted to reflect any deemed investment appreciation or depreciation. A participant’s vested account balance will be paid by (a) lump sum, (b) monthly installments over a 5, 10 or 15 year period or (c) a combination of lump sum and installments. However, a lump sum distribution will be paid in lieu of installments if the participant’s account balance is less than $25,000 (determined separately for a participant’s CDP account and SERP account), if the participant fails to specify a form of payment, or if the participant dies, becomes disabled or does not meet certain retirement criteria (either attainment of age 50 or being credited with 10 or more “years of service”) under the terms of the Executive Plan. The vested amount will be payable upon the participant’s termination of employment or retirement, except that participants may elect to receive an in-service lump sum distribution of vested amounts credited to the CDP account, provided that the date of distribution is a date that is no sooner than 5 years after the end of the year in which amounts are deferred. In addition, a participant who is an employee may request to receive an “unforeseeable emergency hardship” in-service lump sum distribution of vested amounts credited to his CDP account.

Each participant’s Obligations will be adjusted to reflect the investment experience of the underlying Executive Plan investment fund(s), including any appreciation or depreciation. A participant may request that the participant’s Obligations be deemed invested in one or more of the investment alternatives offered under the Executive Plan, including the Registrant’s Common Stock. While the committee administering the Executive Plan will consider properly made investment requests, the committee is not obligated to follow any such request.

Effective January 1, 2005, vested Executive Plan account balances deemed to be invested in the non-Common Stock investment fund(s) are payable in cash; and vested Executive Plan account balances deemed to be invested in the Common Stock investment fund are payable in shares of Common Stock and cash in lieu of fractional shares.  Prior to January 1, 2005, all Obligations are payable in cash.

A participant’s Obligations cannot be sold, transferred, assigned, pledged, hypothecated, or otherwise encumbered, and pass only to a survivor beneficiary designated under the Executive Plan, or by will or the laws of descent and distribution. Except as described above in the case of in-service withdrawals, the Obligations are not subject to redemption, in whole or in part, prior to the termination, retirement, disability or death of the participant. However, the Registrant reserves the right to amend or terminate the Executive Plan at any time, except that no such amendment or termination shall adversely affect a participant’s right to Obligations in the amount of the participant’s accounts as of the date of such amendment or termination. Except as described above for post-December 31, 2004 payment of Executive Plan account balances deemed to be invested in the Common Stock investment fund under the Executive Plan (which are payable in shares of Common Stock), the Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Dollar General Corporation Deferred Compensation Plan for Non-Employee Directors

On October 29, 2004, the Compensation Committee approved an amended and restated Directors Plan, effective as of November 1, 2004 or as otherwise expressly provided.  Pursuant to the Directors Plan, non-employee members of the Board of Directors of the Registrant may make annual elections to defer up to 100% of director fees. All participants are 100% vested for all deferrals.

The Obligations are general unsecured obligations of the Registrant to pay certain retirement benefits and deferred compensation in the future in accordance with the terms of the Directors Plan from the general assets of the Registrant, and rank pari passu with other unsecured indebtedness of the Registrant from time to time outstanding.

The amount of deferred compensation owed to participants pursuant to the Directors Plan equals the amount of director fees compensation deferred by each participant in accordance with his deferral election, all adjusted to reflect any deemed investment appreciation or depreciation. A participant’s vested account balance will be paid by (a) lump sum, (b) monthly installments over a 5, 10 or 15 year period or (c) a combination of lump sum and installments.  However, a lump sum distribution will be paid in lieu of installments if the participant’s account balance is less than $25,000, if the participant fails to specify a form of payment, or if the participant dies or becomes disabled. The vested amount will be payable upon the participant’s termination of service as a non-employee director, provided that a participant who is a non-employee director may request to receive an “unforeseeable emergency hardship” in-service lump sum distribution of amounts credited to his Directors Plan account.

Each participant’s Obligations will be adjusted to reflect the investment experience of the underlying Directors Plan investment fund(s), including any appreciation or depreciation. A participant may request that the participant’s Obligations be deemed invested in one or more of the investment alternatives offered under the Directors Plan, including the Registrant’s Common Stock. While the committee administering the Directors Plan will consider properly made investment requests, the committee is not obligated to follow any such request.

Effective January 1, 2005, Directors Plan account balances deemed to be invested in the non-Common Stock investment fund(s) are payable in cash; and vested Directors Plan account balances deemed to be invested in the Common Stock investment fund are payable in shares of Common Stock and cash in lieu of fractional shares.  Prior to January 1, 2005, all Obligations are payable in cash.

A participant’s Obligations cannot be sold, transferred, assigned, pledged, hypothecated, or otherwise encumbered, and pass only to a survivor beneficiary designated under the Directors Plan, or by will or the laws of descent and distribution. Except as described above in the case of in-service withdrawals, the Obligations are not subject to redemption, in whole or in part, prior to the termination, retirement, disability or death of the participant. However, the Registrant reserves the right to amend or terminate the Directors Plan at any time, except that no such amendment or termination shall adversely affect a participant’s right to Obligations in the amount of the participant’s accounts as of the date of such amendment or termination. Except as described above for post-December 31, 2004 payment of Directors Plan account balances deemed to be invested in the Common Stock investment fund under the Directors Plan (which are payable in shares of Common Stock), the Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (the “TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (a) the person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, the person reasonably believed the conduct was in the corporation’s best interests; (c) in all other cases, the person reasonably believed that the conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful (the requirements set forth in (a) through (d) above will be referred to as the “Standards of Conduct”). In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if the person is adjudged liable on the basis that personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified if, in consideration of all relevant circumstances, the court determines that the person is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) the person was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) the person was adjudged liable on the basis that a personal benefit was improperly received by him; or (c) the person failed to meet the Standards of Conduct.  Indemnification under circumstances described in (a) and (b), however, is limited to reasonable expenses.

The Registrant’s Charter and Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law. The Registrant’s Bylaws further provide that the Registrant shall advance expenses to each director and officer of the Registrant to the full extent allowed by the laws of the State of Tennessee, both as now in effect and as hereafter adopted. These indemnification and advancement of expenses provisions are not exclusive of any other right that a director or officer may have or acquire both as to action in his or her official capacity and as to action in another capacity. The Registrant believes that its Charter and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The Registrant has in effect a directors’ and officers’ liability insurance policy that provides coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions, for any claim made against a director or officer of the Registrant for a wrongful act by the director or officer, but only if and to the extent the director or officer becomes legally obligated to pay the claim, or incurs certain costs in defending the claim.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

See the Exhibit Index immediately following the signature page hereto, which Exhibit Index is incorporated herein by this reference.

Item 9.

Undertakings.

A.

The undersigned Registrant hereby undertakes:

 (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the

“Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

 (2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

 (3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goodlettsville, State of Tennessee, on October 29, 2004.

DOLLAR GENERAL CORPORATION

By:	/s/ David A. Perdue
David A. Perdue
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David A. Perdue, David M. Tehle, and Susan S. Lanigan, and any of them (with full power in each to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ David A. Perdue		October 29, 2004
David A. Perdue	Chairman and Chief Executive Officer (principal executive officer)

/s/ David M. Tehle		October 29, 2004
David M. Tehle	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ David L. Beré		October 29, 2004
David L. Beré	Director

/s/ Dennis C. Bottorff		October 29, 2004
Dennis C. Bottorff	Director

/s/ Barbara L. Bowles		October 29, 2004
Barbara L. Bowles	Director

/s/ James L. Clayton		October 29, 2004
James L. Clayton	Director

/s/ Reginald D. Dickson		October 29, 2004
Reginald D. Dickson	Director

/s/ E. Gordon Gee		October 29, 2004
E. Gordon Gee	Director

/s/ Barbara M. Knuckles		October 29, 2004
Barbara M. Knuckles	Director

/s/ J. Neal Purcell		October 29, 2004
J. Neal Purcell	Director

/s/ James D. Robbins		October 29, 2004
James D. Robbins	Director

/s/ David M. Wilds		October 29, 2004
David M. Wilds	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Dollar General Corporation CDP/SERP Plan (as amended and restated effective November 1, 2004).

4.2	Dollar General Corporation Deferred Compensation Plan for Non-Employee Directors (as amended and restated effective November 1, 2004).

4.3

Dollar General Corporation Amended and Restated Charter (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2004, filed with the SEC on March 16, 2004 and incorporated herein by this reference).

4.4

Dollar General Corporation Bylaws (filed as Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 2, 2002, filed with the SEC on August 28, 2002 and incorporated herein by this reference).

4.5

Rights Agreement dated as of February 29, 2000, between Dollar General Corporation and Registrar and Transfer Company (filed as Exhibit 4 to the Company’s Current Report on Form 8-K filed with the SEC on February 29, 2000 and incorporated herein by this reference).

5	Opinion of Troutman Sanders LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Troutman Sanders LLP (included in Exhibit 5).

24	Power of Attorney (included on signature page hereto).